Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 14 to the registration statement on Form N-1A ("Registration Statement") of our reports dated February 21, 2003 and February 27, 2003 to the financial statements and financial highlights which appear in the December 31, 2002 Annual Report to Shareholders of EAFE Equity Index Fund and US Bond Index Fund, respectively (constituting part of the Scudder BT Advisor Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Counsel and Independent Accountants" and "Financial Highlights" in such Registration Statement.




/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 25, 2003